Filed pursuant to Rule 424(b)(3)

Registration No. 333-292243

PROSPECTUS SUPPLEMENT

(to Prospectus dated December 22, 2025)

Splash Beverage Group, Inc.

10,000,000 shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated December 22, 2025 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (File No. 333-292243) (the “Registration Statement”) filed by Splash Beverage Group, Inc. (“Splash” or the “Company”) with the Securities and Exchange Commission (“SEC”).

The Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, filed with the SEC on January 26, 2026, (the “Form 8-K”). Accordingly, we have attached copies of the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 26, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2026

SPLASH BEVERAGE GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40471	34-1720075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1314 East Las Olas Blvd, Suite 221
Fort Lauderdale, Florida 33301

(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 745-5815

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.001 par value	SBEV	NYSE American LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 26, 2026, Splash Beverage Group, Inc., a Nevada corporation (the “Company”) entered into an agreement (the “Letter Agreement”) with C/M Capital Master Fund, LP (the “Investor”) which Investor is the counterparty to that certain Securities Purchase Agreement dated September 19, 2025 establishing an equity line of credit facility between the Company and the Investor (the “ELOC Agreement”). Pursuant to the Letter Agreement, the Company in lieu of issuing the Investor shares of common stock referred to in the ELOC Agreement as the “Commitment Shares”, as such term is defined and described in the ELOC Agreement, the Company instead issued to the Investor a promissory note (the “Note”). A copy of the ELOC Agreement was previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 25, 2025.

The Note has an initial principal amount of $525,000, which shall be subject to increase up to $700,000 in connection with sales made under the ELOC Agreement which increase, if applicable, would reflect the additional 0.5% of Commitment Shares the Investor was previously entitled to receive under the ELOC Agreement.

The Note bears no interest unless an event of default occurs whereupon interest accrues at a rate of 10% per annum, and matures on January 26, 2028.

In addition, following the repayment of prior promissory notes originally issued on September 22, 2025 to the Investor and an affiliate, the Note is subject to mandatory prepayments from net proceeds received by the Company under the ELOC Agreement after the first $3 million of net proceeds equal to 30% of any further net proceeds.

The foregoing descriptions of the terms of the Letter Agreement and the Note and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are incorporated by reference as set forth in Exhibits 4.1 and 10.1 of this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information contained in Item 1.01 is incorporated by reference into this Item 3.02. To the extent that such transactions were deemed to be unregistered, they were exempt from registration under Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Exhibit Description
4.1	Form of Promissory Note
10.1	Form of Letter Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2026

SPLASH BEVERAGE GROUP, INC.

By:	/s/ William Meissner
William Meissner, President